CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,462,000	$199.42

Pricing supplement no. 1143
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 8-II dated February 28, 2013 and
underlying supplement no. 1-I dated November 14, 2011	Registration Statement No. 333-177923 Dated March 4, 2013 Rule 424(b)(2)

Structured Investments	$1,462,000 6.45% per annum Auto Callable Yield Notes due March 7, 2014 Linked to the SPDR® S&P® Metals & Mining ETF

General

•	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of the SPDR® S&P® Metals & Mining ETF and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.
•	The notes will pay 6.45% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 0.53750% per month. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the performance of the Underlying and whether the closing price is less than the Starting Underlying Level by more than the Buffer Amount on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes will be automatically called if the closing price on the relevant Call Date is greater than or equal to the Starting Underlying Level. If the notes are automatically called, payment on the applicable Call Settlement Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing March 7, 2014*
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Underlying:	The SPDR® S&P® Metals & Mining ETF (the “Underlying” )
Interest Rate:	6.45% per annum over the term of the notes, assuming no automatic call, payable at a rate of 0.53750% per month.
Automatic Call:	If on any Call Date, the closing price of the Underlying is greater than or equal to the Starting Underlying Level, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Buffer Amount:	$11.763, which is equal to 30.00% of the Starting Underlying Level, subject to adjustments
Pricing Date:	March 4, 2013
Settlement Date:	On or about March 7, 2013
Observation Date*:	March 4, 2014
Maturity Date*:	March 7, 2014
CUSIP:	48126DZE2
Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Interest Payment Dates*:	Interest on the notes will be payable monthly in arrears on the 7th calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing April 7, 2013. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.
Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Underlying. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(a) the Ending Underlying Level is less than the Starting Underlying Level; and

(b) a Trigger Event has occurred.

If the notes are not automatically called and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level is less than the Starting Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Underlying Return)

You will lose some or all of your principal at maturity if the notes are not automatically called and the conditions described in (a) and (b) are both satisfied.

Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing price is less than the Starting Underlying Level by more than the Buffer Amount.
Underlying Return:	The Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Call Dates*:	June 4, 2013 (first Call Date), September 4, 2013 (second Call Date) and December 4, 2013 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Other Key Terms:	See “Additional Key Terms” on the next page.
*	Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 8-II.

Investing in the Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 8-II, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$34.47	$965.53
Total	$1,462,000	$50,395.14	$1,411,604.86
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $34.47 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $15.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 8-II.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 4, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-II dated February 28, 2013 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated February 28, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-II and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 8-II dated February 28, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213001772/e52356_424b2.htm
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	$39.21, which was the closing price of one share of the Underlying on the Pricing Date, divided by the Share Adjustment Factor (the “Starting Underlying Level”).
Ending Underlying Level:	The closing price of one share of the Underlying on the Observation Date (the “Ending Underlying Level”).
Share Adjustment Factor:	Set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 8-II.

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this pricing supplement, assuming no automatic call. Interest will be payable monthly in arrears on the 7th calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing April 7, 2013. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date). If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for April 2013 is April 7, 2013, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on April 8, 2013, the next succeeding business day.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price is greater than or equal to the Starting Underlying Level on any Call Date, your notes will be automatically called prior to the maturity date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level is not less than the Starting Underlying Level. A Trigger Event occurs if, on any day during the Monitoring Period, the closing price is less than the Starting Underlying Level by more than the applicable Buffer Amount. However, if the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level is less than the Starting Underlying Level, you could lose the entire principal amount of your notes.
•	EXPOSURE TO THE UNDERLYING — The SPDR® S&P® Metals & Mining ETF is an exchange-traded fund of SPDR® Series Trust, which is a registered investment company that consists of numerous separate investment portfolios. SSgA Funds Management, Inc. is the investment adviser for the SPDR® S&P® Metals & Mining ETF. The SPDR® S&P® Metals & Mining ETF trades on NYSE Arca, Inc., which we refer to as NYSE Arca under the ticker symbol “XME.” The SPDR® S&P® Metals & Mining ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select Industry Index, which we refer to as the Underlying Index with respect to the SPDR® S&P® Metals & Mining ETF. The S&P Metals & Mining Select Industry Index is an equal-weighted index that is designed to measure the performance of the metals and mining sub-industry portion of the S&P® Total Market Index, a benchmark that measures the performance of the U.S. equity market. For additional information on the SPDR® S&P® Metals & Mining ETF, see the information set forth under “Fund Descriptions — The SPDR® S&P® Metals & Mining ETF” in the accompanying underlying supplement no. 1-I.
•	TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-II. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the
JPMorgan Structured Investments —	PS-1
Auto Callable Yield Notes Linked to the SPDR® S&P® Metals & Mining ETF

“IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

In determining our reporting responsibilities, we intend to treat 7.91% of each interest payment as interest on the Deposit and 92.09% of each interest payment as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call. For additional detail regarding the tax treatment of the Deposit, please refer to the description under “Material U.S. Federal Income Tax Consequences – Tax Consequences to U.S. Holders – Notes with a Term of Not More than One Year” in the accompanying product supplement no 8-II.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying or any of the equity securities held by the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-II dated February 28, 2013.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level is greater than or equal to the Starting Underlying Level. If the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level is less than the Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level is less than the Starting Underlying Level. Accordingly, you could lose up to the entire principal amount of your notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that these hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 8-II for additional information about these risks.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE UNDERLYING — If the notes are not automatically called and a Trigger Event has not occurred or the Ending Underlying Level is greater than or equal to the Starting Underlying Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Underlying, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Underlying, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Underlying during the term of the notes.
•	THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of the Underlying is less than the Starting Underlying Level by more than the Buffer Amount, a Trigger Event will occur, and you will be fully exposed to any depreciation in the Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Level is less than the Starting Underlying Level, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level is less than the Starting Underlying Level. You will be subject to this potential loss of principal even if the Underlying subsequently recovers such that the closing price is less than the Starting Underlying Level by less than the Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	Certain BUILT-IN costs are likely to affect adversely the value of the notes prior to maturity — While the payment at maturity, if any, or upon an automatic call described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the
JPMorgan Structured Investments —	PS-2
Auto Callable Yield Notes Linked to the SPDR® S&P® Metals & Mining ETF

estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the closing price of the Underlying is not less than the Starting Underlying Level by more than the Buffer Amount on any day during the Monitoring Period or the Ending Underlying Level is greater than or equal to the Starting Underlying Level. If the notes are not automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Underlying.
•	VOLATILITY RISK — Greater expected volatility with respect to the Underlying indicates a greater likelihood as of the Pricing Date that the closing price could be less than the Starting Underlying Level by more than the Buffer Amount on any day during the Monitoring Period. The Underlying’s volatility, however, can change significantly over the term of the notes. The closing price could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING — Although the Underlying’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Underlying, and consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE UNDERLYING AND THE UNDERLYING INDEX — The Underlying does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index and its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Underlying and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Underlying (such as mergers and spin-offs) may impact the variance between the Underlying and the Underlying Index. Finally, because the shares of the Underlying are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of the Underlying Index.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH THE METALS AND MINING INDUSTRY — All or substantially all of the equity securities held by the Underlying are issued by companies whose primary lines of business are directly associated with the metals and mining industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The metals and mining industry can be significantly affected by international political and economic developments, energy conservation, the success of exploration projects, commodity prices and tax and other government regulations. Companies involved in the metals and mining industry may benefit from government subsidies or certain trade protections. If those subsidies or trade protections are reduced or removed, the profits of such companies may be affected, potentially drastically. In addition, competitive pressures and the cyclical nature of the metal and mining industry may have a significant effect on the financial condition of these companies. These companies are also subject to risks of changes in exchange rates, terrorist attacks, depletion of resources and reduced demand as a result of increases in energy efficiency, substitution and energy conservation. Such companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims. These factors could cause a downturn in the metals and mining industry and could cause the value of the equity securities held by the Underlying and the price of the Underlying to decline during the term of the notes
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Underlying or the securities held by the Underlying would have.
•	HEDGING AND TRADING IN THE UNDERLYING — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including instruments related to the Underlying or the equity securities held by the Underlying. We or our affiliates may also trade in the Underlying or instruments related to the Underlying or the equity securities held by the Underlying from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ANTI-DILUTION PROTECTION FOR THE UNDERLYING IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Underlying. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of the Underlying on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	whether a Trigger Event has occurred or is expected to occur;
•	the interest rate on the notes;
•	the actual and expected volatility of the Underlying;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
JPMorgan Structured Investments —	PS-3
Auto Callable Yield Notes Linked to the SPDR® S&P® Metals & Mining ETF

•	the dividend rates on the Underlying and the equity securities held by the Underlying;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the occurrence of certain events to the Underlying that may or may not require an adjustment to the Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	PS-4
Auto Callable Yield Notes Linked to the SPDR® S&P® Metals & Mining ETF

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. We make no representation or warranty as to what the closing price of the Underlying will be on any Call Date. In addition, the following table and examples assume a Starting Underlying Level of $40.00 and reflect the Interest Rate of 6.45% per annum over the term of the notes (assuming no automatic call) and the Buffer Amount of 30.00% of the Starting Underlying Level. Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. “N/A” indicates that the notes would not be called on the applicable Call Date and no call payment would be made for such date.

Closing Level of the Underlying	Underlying Closing Level Appreciation /	Note Total Return at Relevant Call Settlement Date			Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
	Depreciation at Relevant Call Date	First	Second	Final
$72.00	80.00%	1.6125%	3.2250%	4.8375%	6.45%	6.45%
$66.00	65.00%	1.6125%	3.2250%	4.8375%	6.45%	6.45%
$60.00	50.00%	1.6125%	3.2250%	4.8375%	6.45%	6.45%
$56.00	40.00%	1.6125%	3.2250%	4.8375%	6.45%	6.45%
$52.00	30.00%	1.6125%	3.2250%	4.8375%	6.45%	6.45%
$48.00	20.00%	1.6125%	3.2250%	4.8375%	6.45%	6.45%
$44.00	10.00%	1.6125%	3.2250%	4.8375%	6.45%	6.45%
$42.00	5.00%	1.6125%	3.2250%	4.8375%	6.45%	6.45%
$40.40	1.00%	1.6125%	3.2250%	4.8375%	6.45%	6.45%
$40.00	0.00%	1.6125%	3.2250%	4.8375%	6.45%	6.45%
$38.00	-5.00%	N/A	N/A	N/A	6.45%	1.45%
$37.42	-6.45%	N/A	N/A	N/A	6.45%	0.00%
$36.00	-10.00%	N/A	N/A	N/A	6.45%	-3.55%
$32.00	-20.00%	N/A	N/A	N/A	6.45%	-13.55%
$28.00	-30.00%	N/A	N/A	N/A	6.45%	-23.55%
$27.996	-30.01%	N/A	N/A	N/A	N/A	-23.56%
$24.00	-40.00%	N/A	N/A	N/A	N/A	-33.55%
$20.00	-50.00%	N/A	N/A	N/A	N/A	-43.55%
$16.00	-60.00%	N/A	N/A	N/A	N/A	-53.55%
$12.00	-70.00%	N/A	N/A	N/A	N/A	-63.55%
$8.00	-80.00%	N/A	N/A	N/A	N/A	-73.55%
$4.00	-90.00%	N/A	N/A	N/A	N/A	-83.55%
$0.00	-100.00%	N/A	N/A	N/A	N/A	-93.55%

(1) A Trigger Event occurs if the closing price of the Underlying is less than the Starting Underlying Level by more than 30.00% on any day during the Monitoring Period.

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The level of the Underlying increases from the Starting Underlying Level of $40 to a closing level of $40.40 on the first Call Date. Because the closing price of the Underlying on the first Call Date is greater than the Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,016.125 per $1,000 principal amount note, consisting of an interest payment of $16.125 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The notes are not automatically called prior to the final Call Date and the level of the Underlying increases from the Starting Underlying Level of $40 to a closing level of $42 on the final Call Date. Because the closing price of the Underlying on the final Call Date is greater than the Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,048.375 per $1,000 principal amount note, consisting of interest payments of $48.375 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity and the level of the Underlying increases from the Starting Underlying Level of $40 to an Ending Underlying Level of $42. Because the notes have not been automatically called prior to maturity and the Ending Underlying Level of $42 is greater than the Starting Underlying Level of $40, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,064.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $64.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

JPMorgan Structured Investments —	PS-5
Auto Callable Yield Notes Linked to the SPDR® S&P® Metals & Mining ETF

Example 4: The notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the level of the Underlying decreases from the Starting Underlying Level of $40 to an Ending Underlying Level of $32. Even though the Ending Underlying Level of $32 is less than the Starting Underlying Level of $40, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,064.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $64.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Underlying decreases from the Starting Underlying Level of $40 to an Ending Underlying Level of $20. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of $20 is less than the Starting Underlying Level of $40, the investor receives total payments of $564.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $64.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -50%)] + $64.50 = $564.50

Example 6: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Underlying decreases from the Starting Underlying Level of $40 to an Ending Underlying Level of $0. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of $0 is less than the Starting Underlying Level of $40, the investor receives total payments of $64.50 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $64.50 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $64.50 = $64.50

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-6
Auto Callable Yield Notes Linked to the SPDR® S&P® Metals & Mining ETF

Historical Information

The following graph shows the historical weekly performance of the SPDR® S&P® Metals & Mining ETF from January 4, 2008 through March 1, 2013. The closing price of the SPDR® S&P® Metals & Mining ETF on March 4, 2013 was $39.21.

We obtained the various closing prices of the Underlying below from Bloomberg Financial Markets, without independent verification. The historical prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing price on any Call Date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Underlying or the equity securities held by the Underlying will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Underlying or the equity securities held by the Underlying.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 14, 2011.

JPMorgan Structured Investments —	PS-7
Auto Callable Yield Notes Linked to the SPDR® S&P® Metals & Mining ETF